Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

November 8, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 21, 2018, to the Conflicts Committee of the Board of Directors of EnLink Midstream Manager, LLC (which is the managing member of EnLink Midstream, LLC (“ENLC”)), as an Annex to the joint information statement/proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of ENLC, as filed by ENLC on November 8, 2018 (the “Registration Statement”), relating to the proposed business combination transaction between ENLC and EnLink Midstream Partners, LP and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY — Opinion of Barclays — Financial Advisor to the ENLC Conflicts Committee”, “THE MERGER — Background of the Merger”, “THE MERGER —Recommendation of the ENLC Conflicts Committee and Its Reasons for Recommending Approval of the Transactions”, “THE MERGER — Opinion of Barclays — Financial Advisor to the ENLC Conflicts Committee”, and “THE MERGER — Unaudited Projected Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.